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                                                                    EXHIBIT 99.1


         CONTACTS:         JIM MCCORMICK
                           Harbinger Corporation
                           404-467-3495
                           jim.mccormick@harbinger.com


For Immediate Release


HARBINGER CORPORATION ANNOUNCES AUTHORIZATION FOR ADDITIONAL PURCHASES UNDER STOCK REPURCHASE PROGRAM

         ATLANTA, GA - MARCH 22, 1999 - Harbinger Corporation (NASDAQ:HRBC), a worldwide supplier of Electronic Commerce software, services and solutions, announced today that its Board of Directors has approved the purchase of an additional ten percent (10%) of its outstanding shares under the Company's existing stock repurchase program. Purchases will be made over the next 12 months from time to time as market and business conditions warrant, in open market, negotiated or block transactions.

         On October 2, 1998 the company announced that its Board of Directors had approved a stock repurchase program and the Company's intent to purchase up to 10% of the outstanding shares. By March 19, 1999 the first 10% repurchase had been completed. Harbinger currently has approximately 40 million shares outstanding.


ABOUT HARBINGER
         Harbinger Corporation is a leading worldwide provider of business-to-business Electronic Commerce software, services and solutions. The company maximizes its customers' business potential with comprehensive, scalable E-Commerce solutions that help streamline operations, increase profitability and build electronic trading communities. Harbinger's objective is to serve more customers using Internet Protocols (IP) than any other provider and to establish HARBINGER(R)Net as the preferred transaction portal for E-Commerce information and mission-critical, business-to-business E-Commerce transactions. Headquartered in Atlanta, Georgia, Harbinger provides worldwide support to its customer community from multiple U.S. and overseas operations facilities. For more information, visit www.harbinger.com.